UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 14, 2020

LAMPERD LESS LETHAL INC.
(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-84976

(Commission File Number)

98-0358040

(IRS Employer Identification No.)

1200 Michener Road, Sarnia, Ontario, Canada N7S 4B1

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (519) 344-4445

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01 Other Events.

Lamperd Less Lethal Receives Initial Order and Begins Production of Protective Face Masks in Response to the Global COVID19 Coronavirus Crisis

Lamperd Masks Are Washable Cotton Cloth with a Military Spec 1 Inch Wide Neck Band for Comfortable, Long Term Use

SARNIA, Ontario, April 14, 2020 (GLOBE NEWSWIRE) -- via NEWMEDIAWIRE -- Lamperd Less Lethal, Inc. (OTC PINK: LLLI), an innovation leader and manufacturer of advanced security solutions for law enforcement, military and security agencies worldwide, announces that the company has received an initial order for the manufacture of protective face masks to help control the spread of COVID19 Coronavirus or other infectious diseases. These masks will help protect law enforcement and public service personnel. Since Lamperd has been producing specialized police clothing and protective gear for many years, the company is very well set up to handle large production runs of protective face masks that are greatly needed at this time.

Lamperd has already completed its first production run of protective face masks which are made to guidelines from Johns Hopkins Medicine. Significant follow-up orders to go into immediate production are expected. The design of the masks Lamperd is making offer an extra amount of coverage from the bridge of the nose to under the chin and are very comfortable, being made of 100% cotton. This design also features a military spec, 1 inch wide elastic strap which goes around the back of the neck to make it more comfortable to wear for long periods. These masks are washable and therefore reusable over an extended time. Lamperd will produce masks in different colors to suit user preferences and each mask will bear the Lamperd Less Lethal company logo to identify its source. Photos can be seen on the company website at this direct link: https://lamperdlesslethal.com/products/

Individuals wearing these masks will be supporting control efforts of COVID19 Coronavirus by helping to protect themselves and those around them from spreading the infection. World health organizations are currently recommending that everyone wear some type of face mask when out in public until the pandemic crisis abates. In addition to supplying face masks on contract, Lamperd will be offering them to the general public through the company's international distributor network.

CEO Barry Lamperd commented, "We are glad to be able to make this important contribution in the global effort to control the Coronavirus which is posing such a widespread threat to people in every part of the world today. The specialized clothing and protective gear division of our extensive manufacturing facility in Sarnia, Ontario is well equipped and staffed with skilled personnel to make the much needed protective face masks. The initial mask order we received just last week has been completed and we are ready to produce many more masks as new orders come in from any part of the world.”

About the Company

Lamperd Less Lethal, Inc. (LLLI) is a developer, manufacturer and international sales company for advanced less lethal weapons, ammunition and other security products marketed to police, correctional, military and private security forces. The company sells over 300 different products including small & large caliber projectile guns, flash-bang devices, pepper spray devices, 37mm & 40mm launching systems and interlocking riot shields. Lamperd also offers advisory services and hands-on training classes run by highly accredited instructors. For more information visit: http://www.lamperdlesslethal.com.

This press release contains forward-looking statements relating to Lamperd Less Lethal, Inc. Lamperd Less Lethal, Inc. undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results.

Safe Harbor for Forward-Looking Statements:

This news release includes forward-looking statements. While these statements are made to convey to the public the company's progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management's opinion. Whereas management believes such representations to be true and accurate based on information and data available to the company at this time, actual results may differ materially from those described. The company's operations and business prospects are always subject to risk and uncertainties. Important factors that may cause actual results to differ are and will be set forth in the company's periodic filings with the U.S. Securities and Exchange Commission.

Contact: Lamperd Less Lethal, Inc.

Barry Lamperd, President & CEO
(519) 344-4445

email: info@lamperdlesslethal.com or sales@lamperdlesslethal.com

Company Website: http://www.lamperdlesslethal.com

Lamperd Less Lethal on Facebook: https://www.facebook.com/lamperdlesslethal

Lamperd Less Lethal on Instagram: https://www.instagram.com/llli_lamperd_lesslethal

Lamperd Less Lethal on Twitter: https://twitter.com/LLLI_LessLethal

Barry Lamperd on Twitter: Https://www.twitter.com/lamperd_llli

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAMPERD LESS LETHAL INC.

Date: April 15, 2020	By:	/s/ Barry Lamperd
Barry Lamperd
President

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